Exhibit (f)(1)

BY-LAWS

— AND —

ARTICLES OF

INCORPORATION

MODERN WOODMEN OF AMERICA

A Fraternal Benefit Society

For the Government of the Society

and Its Members

REVISION OF 2022

By-Laws

and

Articles of Incorporation

of

MODERN WOODMEN OF AMERICA

A Fraternal Benefit Society

1701 1st Avenue

Rock Island, Illinois 61201

For the Government of the Society

and Its Members

Revised, Amended, and Adopted at a meeting of the

National Convention held at

Aurora, Colorado

June 20 – 22, 2022

By-Laws

of

Modern Woodmen of America

2022

THE SOCIETY

Sec. 1. Name and Location. The name of this Society is—

MODERN WOODMEN OF AMERICA

and its principal office is in the City of Rock Island, County of Rock Island, State of Illinois.

Sec. 2. Nature, Purposes, and Objectives. This Society is a fraternal benefit society incorporated under the laws of the State of Illinois. The objectives and purposes of the Society are to improve the quality of life for its members by bringing together persons of exemplary habits and good moral character into its Chapters and provide for the social, intellectual, moral, financial, and physical improvement of its members; to promote fraternal relationships and foster acts of charity and benevolence by and among its members; to provide opportunities for service to others and positive community impact through local volunteer projects; to promote patriotism and responsible citizenship; to encourage and support quality family life through education, fraternal activities, and financial security; and to provide death, disability, annuity, and other benefits, rights, and privileges to its members and their beneficiaries as authorized by these By-Laws and in accordance with the laws of Illinois pertaining to fraternal benefit societies.

MEMBERSHIP

Sec. 3. Membership. The Society, in accordance with rules and regulations prescribed by the Board of Directors, may admit as Beneficial members persons of qualified age who have furnished such acceptable evidence of insurability as may be required for a life insurance, disability, health, or annuity certificate and who support the general objectives and purposes of the Society.

Beneficial members who have not attained sixteen years of age shall not have a voice in the management of the Society.

The Society may admit as Social members persons of qualified age who are not Beneficial members, but who support the general objectives and purposes of the Society and desire to become members of a local Chapter and pay such dues as may be required by the Society. Social members are not eligible to hold an elective or appointive Chapter office, or to vote in the selection of or serve as a delegate, alternate, or committee member to any County, District, State, or National Convention, or to be counted for purposes of determining representation for any Convention, or to vote on any matter affecting the rights of Beneficial members as such; provided, however, Social members shall have the right to attend meetings of any local Chapter. Social members who have attained sixteen years of age shall have the right to participate in the election of all elective Chapter officers, and shall have the right of voice and vote in matters of policy or government of the local Chapter except as restricted in these By-Laws.

No member shall have a contractual right to any fraternal benefits provided by the Society.

Sec. 4. Applications. Applications for membership shall be made on forms prescribed by the Board of Directors and shall be ruled upon by the National Secretary who shall take into consideration the applicant’s character and other qualifications for membership as may be promulgated by the Society. Applicants found to be eligible for membership shall be admitted into the Chapter for which the applicant sought membership, or such other Chapter as the National Secretary shall designate. Applicants deemed ineligible for membership may appeal that decision to the Society’s President and any determination made thereon shall be final. A local Chapter may initiate each new member in keeping with that Chapter’s local custom; provided, however, that no ceremony shall be other than in accordance with the Society’s Ritual.

Sec. 5. Chapter Membership. A member must hold membership in a Chapter, but cannot belong to more than one Chapter. A member who wishes to transfer membership to another Chapter may do so by advising the National

Secretary and complying with the procedure required by the Society's Board of Directors for such transfer.

CERTIFICATES

Sec. 6. Provisions and Rates. All certificates of insurance to be issued by the Society shall be upon such forms and plans and shall provide for such benefits, privileges, and options, with such premium rates and such mortality, interest, and other assumptions, all as may from time to time be prescribed by the Society's Board of Directors, and authorized by the laws of the State of Illinois.

Sec. 7. Liability for Premiums. Every certificateholder shall be liable for and shall pay a premium at the rate specified in the certificate, which shall include the rate for any rider attached thereto, or as otherwise provided in these By-Laws. Premium payments as herein provided shall be a condition precedent to the continuing in force of the certificate for which the payment is required, subject to any nonforfeiture provisions applicable to such certificate. Unless otherwise specified in the certificate, payments are due on the first of the month, or the first day of the premium-paying period if the premium is paid other than monthly.

Unless otherwise specified in the certificate, there shall be a grace period of one month during which said premium payment may be made. During such period of grace, the certificate shall remain in full force, but if the member shall die within said grace period, a monthly premium shall be deducted in any settlement under the certificate.

The acceptance and retention of any premium or other payment by the Society after a certificate or rider has ceased to be in force shall not have the effect of continuing or reviving said certificate or rider. The Society shall return any such payment.

Sec. 8. Dues. Premiums for all certificates shall include dues. Dues shall be 35 cents per month to be paid by Social and Beneficial members. Members holding only Paid-Up or Extended Term certificates shall be exempt from the payment of dues. Any member of the Society who fails to pay any required dues in the manner and within the time as provided in these By-Laws shall not be entitled to any of the rights and privileges of membership except the right of reinstatement provided in his or her certificate and in these By-Laws. Unless and until such right of reinstatement has been successfully exercised, such person shall no longer be a member of the Society.

Sec. 9. Nonforfeiture Options. Nonforfeiture options may be granted by the Board of Directors when permitted by the laws of the State of Illinois.

Sec. 10. Allocation of Surplus. Whenever, in the judgment of the Board of Directors, it shall become necessary or advisable to allocate or apportion to certificateholders any surplus in the funds held for the purpose of assuring the performance of outstanding certificates on their terms, such allocation or apportionment shall be made on the basis of each certificate's contribution to such surplus, as determined by said Board of Directors.

Sec. 11. Maintenance of Reserves. If it shall be shown that the admitted assets of the Society, as set forth in the Annual Statement furnished to the Insurance Department of the State of Illinois, shall be less than the sum of all accrued liabilities of the Society, the Board of Directors shall cause to be calculated, allocated, and apportioned the amount of reserve deficiency.

In such event, the National Secretary shall notify each certificateholder affected thereby and there shall be paid by the certificateholder to the Society the equitable proportion of such deficiency as ascertained by the Board of Directors; and if such payment is not made, same shall stand as an indebtedness against the reserve or equity of the certificate and draw interest compounded at 5 percent per annum, but there shall be no personal liability for any such payment beyond the reserve or equity of the certificate. In lieu of such indebtedness or in combination with it, the certificateholder may consent to an equitable reduction in benefits except that such deficiency shall not be assessed to the portion of any certificate that provides variable benefits based on the experience of a separate account.

Sec. 12. Default and Suspension. A premium, including any required dues, not paid on or before its due date is in default. A certificate for which any premium is in default shall be void without notice to the member and all payments thereon forfeited and deemed fully earned, subject, however, to the nonforfeiture provisions, if any, available in such certificate, the right of reinstatement and the terms of the grace period as in the certificate and these By-Laws specified.

Nothing in this section shall prevent the National Secretary from giving notice concerning the suspension or reinstatement of a member or certificate.

Sec. 13. Reinstatement. A certificate on which any premium is not paid when due, may be reinstated by complying with the reinstatement provision contained in said certificate. Certificates not containing a provision for reinstatement may be reinstated within three years after such due date, if the certificate has not previously been surrendered for its cash value, subject to: (a) providing evidence of insurability satisfactory to the Society of all persons insured under said certificate, (b) payment of all overdue premiums with interest at the rate of 5 percent per annum compounded annually, and (c) payment or reinstatement of any indebtedness existing on the date of premium default with loan interest compounded annually to the date of reinstatement.

If reinstatement is not effected as provided in this section, any payment made for such purpose shall be returned.

Sec. 14. Funds. All assets shall be held, invested, and disbursed for the use and benefit of the Society and no member or beneficiary shall have or acquire individual rights therein or become entitled to any apportionment or the surrender of any part thereof, except as provided in the benefit contract.

The Society may create, maintain, invest, and apply any special fund or funds necessary to carry out any purpose permitted by the Articles of Incorporation and By-Laws of the Society.

Sec. 15. Separate Accounts and Variable Contracts. The Board of Directors may provide for the establishment and operation of one or more separate accounts in accordance with applicable law. The Society may issue contracts on a variable basis that provide for the dollar amount of benefits or other contractual payments or values to vary so as to reflect the investment results of such separate accounts. The Board of Directors may adopt special procedures or create legal entities necessary or appropriate to conduct the business, affairs, and operation of any variable contracts and separate accounts. Any provisions of the Society's By-Laws that are inconsistent with this section shall not apply to any variable contract or separate account.

THE CONTRACT

Sec. 16. Contract. The insurance contract shall consist of the certificate and riders, the application, declaration of insurability, and the By-Laws and Articles of Incorporation of the Society, as they exist at the time of the issuance of the certificate, and as they may be thereafter amended; except that any amendment shall not destroy or diminish benefits which the Society contracted to give as of the date of issuance.

Sec. 17. Misstatement of Age. If the age is misstated in the application, the benefits payable will be adjusted as provided in the age provision in the certificate.

If the certificate does not contain an age provision and the age is misstated in the application, the benefits payable under the certificate shall be that amount which the premiums actually paid would have purchased at the correct age at the date of issue.

Sec. 18. No Waiver of any By-Laws. No local Chapter, or officer or member thereof, is authorized or permitted to waive any of the provisions of the By-Laws of this Society which relate to the insurance contract. Neither shall any knowledge or information obtained by, nor notice to any local Chapter or officer or member thereof, or by or to any other person, be held or construed to be knowledge of or notice to the Society, or the officers thereof, until after said information or notice has been presented in writing to the National Secretary.

Sec. 19. Beneficiaries. Death benefits may be made payable to such person or persons, entity or interest as may be permitted by the statutes of Illinois and authorized by the Board of Directors, provided that no person, entity or interest shall be designated as a beneficiary in any certificate unless such person, entity or interest is eligible to be so designated under the applicable state laws.

Unless otherwise specified in the beneficiary designation, death benefits shall be payable equally to the surviving principal beneficiaries and if no principal beneficiary survives the insured, then death benefits shall be payable equally to the surviving contingent beneficiaries. If no beneficiary survives the insured, benefits shall be payable in accordance with the provisions of Section 22 of these By-Laws.

No beneficiary shall have or obtain any vested interest in the proceeds of any certificate until such proceeds have become due and payable in conformity with the provisions of the insurance contract.

Sec. 20. Assignment. A certificate may be assigned subject to the Society's rules. An assignment of a certificate shall not be binding upon the Society unless in writing and until the original or duplicate thereof is filed at the Home Office. Assignments shall be subject to any indebtedness to the Society on the certificate. No responsibility for the validity or sufficiency of assignments will be assumed by the Society.

Sec. 21. Beneficiaries as a Class. When beneficiaries are designated to take under the provisions of these By-Laws as a class or survivors of a class and not by individual names, unless otherwise specified in the beneficiary designation, the following definitions shall control:

(a)          Children and Lawful Children. These terms are synonymous and describe a beneficiary class which contains only children of a legally recognized parent and child relationship, including legal adoption.

(b)           Issue and Lawful Issue. These terms are synonymous and describe a beneficiary class which contains only lineal descendants of a legally recognized parent and child relationship, including legal adoption. A child adopted by any descendant shall have the same rights as children in a legally recognized parent and child relationship.

(c)           Any other class of beneficiaries shall be deemed to contain only members of that class who are identified through a legally recognized family relationship, including legal adoption.

Sec. 22. Prior Death of Beneficiary—Disposition of Benefits. If the death of any beneficiary designated by name in any certificate heretofore or hereafter issued shall occur prior to the death of the insured, the amount made payable to such deceased beneficiary shall be payable in the manner prescribed in said certificate; provided, however, that if said certificate contains no provision for such payment, then and in that event the amount made payable to such deceased beneficiary shall be payable in equal shares to the surviving beneficiaries entitled to take under said certificate. Provided, further, if no beneficiary survives the insured, the amount made payable under said certificate shall be payable to the insured's surviving spouse; if no spouse survives, to the insured's children, equally, a child or children of a deceased child taking the share of the deceased parent; if none such, to the insured's surviving parents; share and share alike; if no parent survives, to the insured's surviving brothers and sisters, share and share alike; and if no brothers or sisters survive, to the insured's estate. The above notwithstanding, however, if said certificate has been assigned in accordance with the provisions of Section 20 of these By-Laws, then the applicable provisions of said assignment, if any, shall control.

Sec. 23. Small Estates. In the event that death benefits or other amounts payable from the Society under a certificate or contract totaling $1,000 or less are payable to an owner’s, insured’s, assignee’s, or beneficiary’s estate, pursuant to Section 22 of these By-Laws or otherwise, and no proceeding is or will be conducted in any state for administration of the estate, the Society may, at its discretion, pay that death benefit or other amount payable to any person related to said owner, insured, assignee, or beneficiary by blood, marriage, or adoption. Such payment shall fully discharge the Society from all claims under the certificate or contract.

Sec. 24. Funeral Expenses. If no claim is received by the Society from one qualified to submit a claim within 120 days from the date the monies became due and payable, or if a proper claimant cannot be located within such period of time, the benefits provided in an insured’s certificate(s) may be made to a person equitably entitled thereto by reason of having incurred expense occasioned by the funeral of the insured, provided the portion so paid shall not exceed the sum, if any, permitted by the law of the jurisdiction of the insured’s residence. Any such payment will be a complete discharge of the Society’s liability to the extent of such payment.

Sec. 25. Protection Against Subsequent Claim. In the event the Society has in good faith paid any benefits before its National Secretary has received satisfactory proof in writing that the payee was not for any reason entitled to receive such payment, the Society shall be under no obligation to pay said benefits again.

Sec. 26. Change of Beneficiary or Method of Payment. At any time while a certificate is in force and the insured is living, the beneficiary or the method of payment of benefits may be changed by filing written notice in form satisfactory to the Society at its Home Office. When acknowledged in writing by the National Secretary the change will take effect on the date notice was signed, subject to any payment made or other action taken by the Society before such acknowledgment. The Society may require that the certificate be presented for endorsement of any such change.

Any attempt to change the method of payment or the payee of the benefits of any certificate or rider by will or otherwise than by strict compliance with the provisions of these By-Laws shall be absolutely null and void.

Sec. 27. Substitute Certificate. If a certificate has been lost, or destroyed, or is beyond the insured's control, a substitute certificate may be issued upon receipt of a waiver in form satisfactory to the Society at its Home Office.

CLAIMS

Sec. 28. Claims. Claims under any certificate or rider shall be submitted on forms prescribed by the Board of Directors. The furnishing of such forms shall not constitute an acknowledgment of liability nor be deemed a waiver of any rights or defenses available to the Society, nor shall it be deemed a waiver of the right to demand further proofs.

Sec. 29. Furnishing Proof. After the occurrence of a contingency upon which a claim is based, the claimant must, within 18 months thereafter, unless otherwise provided in the certificate, file satisfactory proof of claim with the National Secretary before any liability under the certificate shall accrue against the Society.

Sec. 30. Action on any Certificate. Unless otherwise provided in the certificate, or except in case of a rejected claim, no legal action on any certificate shall be commenced within a period of 90 days after receipt by the National Secretary of required proofs. Action for recovery shall not be maintained unless commenced within 18 months after the cause of action has accrued, except as otherwise required by certificate provision or applicable state law.

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FRATERNAL ACTIVITIES

Sec. 31. Fraternal Department. The Board of Directors shall have authority to create and maintain a Fraternal Department to supervise the formation and conduct of Youth Service Clubs; to assist local Chapters with their activity programs; to promote fraternal relationships and foster acts of charity and benevolence by and among its members; and to promote involvement in civic, youth, educational, patriotic, and community service projects in behalf of this Society.

Sec. 32. Official Publications. The Board of Directors may establish for the Society official publications in which any notices, reports, or statements required by law to be given to members may be published.

Sec. 33. Authorized Facilities. The Board of Directors, subject to applicable state laws, shall have the authority to create, maintain, and operate, for the benefit of the Society's members, their families and dependents, such facilities as are deemed consistent with the objectives of the Society as set forth in Section 2 of these By-Laws, and in pursuit of the same may own, hold, or lease personal property and real property located within or without the State of Illinois, with requisite improvements thereon.

Sec. 34. Fraternal Benefits. The Board of Directors shall have authority to furnish aid or relief to sick, disabled, or needy members and to provide such other benevolent,

charitable, educational, patriotic, welfare, or fraternal benefits as it may authorize from time to time.

NATIONAL CONVENTION

Sec. 35. National Convention Defined. When in regular, adjourned, or special session assembled, the National Convention shall be composed of the delegates last elected by the various State Conventions, as in these By-Laws provided, any Past President and any Past National Secretary, if appointed to life membership thereof by resolution at any session thereof, its elective officers, its appointive officers, and standing committees, but only said delegates, the President, Adviser, National Secretary, members of the Board of Directors and any such Past President and any such Past National Secretary shall have the right to vote and no vote shall be by proxy. The elected delegates shall have not less than two-thirds of the votes in the National Convention.

Sec. 36. Powers of National Convention. The National Convention, as defined in Section 35 hereof, is the legislative and governing body of this Society, and at its regular meetings, as hereinafter provided, and at any adjourned or special meeting called in accordance with the provisions of these By-Laws, shall possess jurisdiction over all subordinate bodies. It shall be the judge of the election and qualification of its own members, and may do and perform any and all other acts and things by it deemed essential to the welfare and perpetuity of the Society.

When in session assembled at a regular meeting, the National Convention shall have power to make laws, rules, and regulations for the government of this Society, which shall not be in conflict with the Articles of Incorporation of this Society or the laws of the State of Illinois; prescribe the ritualistic work; receive and consider reports of its officers and committees; consider and finally determine all appeals taken from the decisions of the President, or the Board of Directors, which may be hereinafter provided for; elect officers for the ensuing term; and transact such other business as may be by it deemed necessary or expedient to carry out the purposes and objectives of this Society.

Sec. 37. Quorum. At any regular, adjourned, or special meeting of the National Convention as defined in Section 35, a quorum shall consist of a majority of those entitled to vote, according to the provisions of said Section 35.

Sec. 38. Regular Meetings of the National Convention. From and after 1950, regular meetings of the National Convention shall be held in each fourth calendar year, at such time and place as may be fixed by the Board of Directors.

Sec. 39. Special Meetings of the National Convention. Special meetings of the National Convention shall be called by the President, if requested by seven members of the Board of Directors. At least twenty days prior to such meeting, written notice shall be given to each officer, delegate, and alternate elected to the last National Convention. Such notices, specifying the object of such meeting and the time and place of the holding thereof, shall be prepared by the National Secretary and sent by mail to said officers, delegates, and alternates at their respective addresses of record on the Society's then current official mailing list.

Sec. 40. Number of Delegates—Basis of Representation. The National Convention shall include 190 elected delegates. The number of members who have attained sixteen years of age as of the first day of July preceding each regular quadrennial meeting of the National Convention will be divided by 190 to obtain the basis of representation number. The number of delegates to which a state is entitled will be determined by dividing the membership of Chapters located within the state, as shown by the recapitulation sheet as specified in these By-Laws, by the basis of representation number. If any state is shown to have a number of members less than the basis of representation number, the Board of Directors may combine states by assigning such state to any contiguous state for the purpose of representation in the National Convention. Each state or combination of states shall be entitled to at least one delegate to the National Convention. When the membership of a state or combination of states cannot be evenly divided by the basis of representation number and all delegates have not otherwise been allocated, then any remaining delegates shall be assigned in descending order to those states, or combination of states, having closest to the number of members required for an additional delegate until the 190 elected delegates have been allocated.

If a state has been assigned to another state for the purpose of representation, the National Secretary shall advise all the Chapters therein of such action by mailing written notice to the Activities Coordinator of each such Chapter on or before the first day of February preceding the date set under these By-Laws for the meeting of State Conventions. Upon mailing such notice, the delegates from each and every County or District Convention in any state so assigned shall be entitled to attend and participate in the meeting of the State Convention of the state to which so assigned, with the same rights, duties and privileges as other delegates, and for that year there shall be no State Convention held in the state so assigned.

Sec. 41. Attendance. Each member of the National Convention shall be required to attend all sessions of the National Convention and no member shall be excused from attendance to any session except on a personal application to be excused and a two-thirds vote of the National Convention granting absence therefrom.

Sec. 42. Reimbursement for Attendance at National Convention. The National Convention shall make such reimbursement of expenses to its officers, delegates, and committee members actually in attendance at any regular, special, or adjourned meeting, as may be determined at such meeting. Such reimbursement shall not be made prior to the last day of said meeting.

SOCIETY’S OFFICERS

Sec. 43. Elective Officers. The elective officers of this Society shall consist of seven Directors, an Adviser, a Curator, a Teller, and a Sentry. All elective officers shall be Beneficial members of this Society.

Sec. ~~44~~. Election and Installation of Elective Officers. The officers named in Section 43 shall be elected by a majority vote at each regular meeting of the National Convention. They shall be installed by someone selected by the President to perform that duty, at the meeting of the National Convention at which they are elected. In the event that any member elected to office is not present at the appointed time to be installed, unless excused by two-thirds vote of all members of the National Convention, the office shall be declared vacant, and a vote taken at once and a substitute elected and installed.

Sec. 45. Appointive Officers. The President and National Secretary shall be appointive officers of the Society selected by the Board of Directors. The Board of Directors shall designate such other appointive offices as it may deem advisable and necessary, and shall appoint individuals to fill the designated appointive offices. The duties and tenure of all appointive officers, who must be Beneficial members of the Society, shall be as imposed by these By-Laws or the Board of Directors.

Sec. 46. Term of Office. All of the elective officers of the Society shall be elected for the ensuing quadrennial term, commencing on the first day of the month following their election and shall serve until their successors are duly elected or appointed, and qualified; provided, however, that no elective officer, or ex officio member of the Board of Directors, who also is or was an employee of the Society may serve beyond the last day of the calendar month preceding the month in which said officer’s 66th birthday occurs. An elective officer who is not or was not an employee of the Society may not serve beyond the last day of the calendar month preceding the month in which said officer’s 71st birthday occurs.

Sec. 47. Reports of Officers to National Convention. At each quadrennial meeting of the National Convention, reports in summary form for the four-year period ending December 31 preceding the National Convention, shall be submitted in written form by the Board of Directors including such reports of officers as the Board of Directors may require.

Sec. 48. Officers to Turn Over Property to Successors. All officers shall, at the conclusion of their terms of office, and upon the election or appointment and qualification of their successors, turn over to them all moneys, securities, records, vouchers, seals, papers, and property of every kind pertaining to their respective offices, upon being furnished receipts therefor by their successors.

Sec. 49. Bonds of Officers and Employees. The Board of Directors shall procure and maintain in force surety bonds on such officers and employees of the Society in such form and at least in such amount as required and specified by the Department of Insurance of the State of Illinois.

Sec. 50. Indemnification of Officers, Directors, and Employees. The Society shall indemnify each officer, Director, or employee, now or hereafter serving the Society, against the reasonable expenses, including attorney fees, of any and all claims, liabilities, penalties, forfeitures, and fines to which he or she may be or become subject by reason of having served in any such capacity, except as to matters as to which such Director, officer, or employee was guilty of gross negligence or misconduct in the performance of his or her duties. Such indemnification shall also extend to instances where at the request of the Society the individual serves as a Director, officer, employee, trustee, or agent of another enterprise. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which such Director, officer, or employee may be entitled.

PRESIDENT

Sec. 51. Executive Officer. The President shall be the chief executive officer of the Society and ex officio a member of the Society's Board of Directors and presiding officer thereof; shall preside at meetings of the National Convention; shall consider charges and discipline local Chapters for violations of the By-Laws of the Society; may suspend adoption of new members in any locality in which Chapters of the Society shall exist when in the best interest of the Society; and shall perform such other duties as shall be imposed by these By-Laws or the Board of Directors.

Sec. 52. Shall Promulgate Passwords and Be Instructor in Ritualistic Work. The President shall select and promulgate, through the National Secretary, to the local Chapters, the Passwords, and shall be custodian of the Society's ritualistic work and the official instructor therein.

Sec. 53. President May Remove Chapter Officer—Vacancy—How Filled. The President may remove from office any local Chapter officer except the Chapter Activities Coordinator when in the best interest of the Society, and may fill such vacancy. Once removed, a former Chapter officer may not hold any Chapter office until deemed eligible by the President.

Sec. 54. Decisions and Appeals Therefrom. The decision of the President on all questions involving a construction of the By-Laws of this Society shall be final and binding upon all officers and members, when publicly promulgated or privately communicated, unless reversed or modified by the Board of Directors. Any person aggrieved by any decision of the President may, within sixty days after the rendition of such decision, appeal therefrom to the Board of Directors.

NATIONAL SECRETARY

Sec. 55. Operations Officer. The National Secretary shall be the chief operations officer of the Society and ex officio a member of the Society's Board of Directors. Unless otherwise delegated by the Board of Directors, the National Secretary shall be the corresponding and accounting officer of the Society, responsible for the maintenance and custody of all the records and files of the Society and of all surety bonds; shall keep a full and complete record of the proceedings of the National Convention; maintain a written record of all proceedings and decisions of the Board of Directors (such records to be attested by the President), making certified copies thereof when required; and shall perform such other duties as may be imposed by these By-Laws or the Board of Directors.

Sec. 56. May Delegate Authority to Perform Duties and Exercise Powers of Office. The National Secretary may delegate to another person or persons the authority to perform the administrative duties and exercise the administrative powers of the office.

Sec. 57. May Appoint and Remove Chapter Activities Coordinators. The National Secretary may appoint and remove local Chapter Activities Coordinators when in the best interest of the Society.

Sec. 58. May Take Control and Custody of Property and Records—Remove Officers—Vacancies—How Filled. The National Secretary may, either in person or through an auditor, inspector, or other person duly authorized for such purpose, take control and custody of the books, records, moneys, securities, property, funds, supplies, and accounts of any local Chapter or officer thereof. When in the best interest of the Society the National Secretary may either personally or through such auditor, inspector, or other person, remove from office any local Chapter officer, fill such vacancy, and authorize the transfer of the aforesaid items of property from one Chapter officer to another. Once removed, a former Chapter officer may not hold any Chapter office until deemed eligible by the National Secretary.

BOARD OF DIRECTORS

Sec. 59. How Composed. The Board of Directors shall consist of the President, the National Secretary, and seven additional Beneficial members of this Society who have been elected as Directors at the regular meeting of the National Convention or who have been selected by the Board of Directors to fill an interim vacancy.

Sec. 60. Powers and Duties. The Board of Directors shall act as the governing body of the Society when the National Convention is not in regular, adjourned, or special meeting; administer the corporate powers of the Society; protect its charter; construe the laws of the Society; do any and all other things by it deemed advisable to carry out the objectives of the Society and not otherwise provided, reserved or prohibited by the By-Laws; and perform such other duties as may devolve upon it by the laws of the State of Illinois and the By-Laws of the Society.

Without prejudice to the general powers conferred by this Section and other powers conferred by statute, by the Articles of Incorporation, and by other provisions of these By-Laws, it is hereby expressly declared that the Board of Directors shall have the following specific powers:

(a)       To have full control of all the Society's funds, investments, and property with power of disposition.

(b)       To designate all banks or depositories in which funds of the Society shall be deposited.

(c)       To designate corporate custodians to receive and hold for safekeeping the investment securities of the Society.

(d)       To direct and have charge of the field work of the Society with power to appoint or remove all field representatives, fix their compensation, prescribe the territorial jurisdiction in which the Society shall operate and to do whatever else appears necessary or advisable in the promotion of the field work of the Society, with power to designate any person or persons to conduct the field work under the Board's supervision.

(e)       To waive wholly or in part restrictions in outstanding certificates whenever the Board deems the same to be for the best interest of the Society.

(f)       To examine and pass upon all claims against the Society, and direct and control the payment thereof.

(g)       To have power to appoint and remove local Chapter Activities Coordinators.

(h)       To have power to remove from office any officer or Director of the Society for good cause, after a fair hearing.

(i)       To have power to fill any vacancy in an elective office during the interim between meetings of the National Convention.

(j)       To prescribe Rituals which shall be printed in the English language only.

(k)       To determine bonding requirements for local Chapter officers and field representatives of the Society and to require payment of premiums therefor.

(I)       To fix the salaries or compensation of all elective and appointive officers and Directors of the Society; provided, however, that no appointive officer or ex officio member of the Board shall receive additional compensation as a Director.

(m)       To delegate any of the powers or duties of the Board of Directors in the course of the current business of the Society to any standing or special committee or to any officer or employee of the Society or to any other person or entity upon such terms as it may determine.

(n)       To acquire the membership, assets and liabilities, in whole or in part, of any other fraternal benefit society when deemed to be in this Society’s best interest, and with the authorization of the Illinois Department of Insurance.

Sec. 61. Shall Appoint Committees. The Board of Directors shall prior to each regular National Convention Meeting appoint all Committees, including a Law Committee, required in connection with such National Convention, determine the number of members on each Committee, prescribe their duties, and determine the amount to be allowed for reimbursement of their expenses, unless the same is determined by such National Convention. Members of Committees shall be Beneficial members of the Society, both at the time of appointment and at the time of serving, who have attained sixteen years of age.

Sec. 62. Meetings and Quorum. The Board of Directors shall hold stated meetings at such times, and in such manner, as it may determine, but at least once in each calendar quarter. Each member of said Board shall be in attendance throughout each meeting unless excused by said Board. Special meetings shall be held (1) at the call of the President, or (2) at the call of the National Secretary upon request of a majority of the members of said Board. A majority of the members of the Board of Directors shall constitute a quorum.

OTHER ELECTIVE OFFICERS

Sec. 63. Adviser. The Adviser shall occupy the second seat of honor in all National Convention meetings. In the absence or inability of the President to preside, the Adviser shall preside at the meetings of the National Convention.

Sec. 64. Curator. The Curator shall assemble the reports of the convention, present them to the chairperson, and perform such other duties as the President may require.

Sec. 65. Teller. At the beginning of each session of the National Convention, the Teller shall count the delegates present and announce the number to the chairperson to determine if a quorum exists, and perform all duties of the office under the direction of the Adviser.

Sec. 66. Sentry. The Sentry shall have charge of the convention room doors, only admitting those who have business before the Convention, and perform such other duties as the Adviser may direct.

LAW COMMITTEE

Sec. 67. Law Committee. The Law Committee shall make a full report to each regular National Convention of all changes in the By-Laws of the Society which it recommends. All changes recommended by the Law Committee shall be published and a copy of such changes mailed by the National Secretary to each National Convention delegate as soon as the names of such delegates have been properly certified. Any additional amendments proposed at the National Convention shall be referred to this Committee. As soon as practicable after the close of the National Convention, the By-Laws, as newly adopted or amended, shall be revised, indexed, and printed under the direction of the Board of Directors and the Chairperson of the Law Committee. The Law Committee shall hold over until September 1st following the regular National Convention.

COUNTY, DISTRICT, STATE, AND NATIONAL CONVENTIONS

Sec. 68. Eligibility of Delegates to County, District, State, or National Conventions. Delegates and alternates elected to any County, District, State, or National Convention must be Beneficial members both at the time of election and at the time of serving who have attained sixteen years of age. Any delegate or alternate elected by a local Chapter shall be a member of that Chapter. Any delegate or alternate elected by a County or District Convention shall be a member of a Chapter located within that county or district. Any delegate or alternate elected by a State Convention shall be a member of a Chapter within the jurisdiction of that State Convention.

Sec. 69. Recapitulation Sheet, Reports, and Information. For the purpose of determining representation in the County, District, State, and National Conventions, the National Secretary shall prepare a recapitulation sheet which shall show the number of members who have attained sixteen years of age as of the first day of July preceding each regular quadrennial meeting of the National Convention. On or before the 20th day of March preceding each regular quadrennial meeting of the National Convention, the National Secretary shall furnish to each County or District Convention the portion of the recapitulation sheet with respect to the Chapters in said county or district. Immediately after the close of the County or District Convention, the Secretary thereof shall complete said reports and return them to the office of the National Secretary. The National Secretary shall furnish to each State Convention the portion of the recapitulation sheet with respect to the Chapters in the jurisdiction of said State Convention and such other information as may be necessary to guide the State Convention in electing delegates to the National Convention. Immediately after the close of the State Convention, the Secretary thereof shall complete such reports as may be required and return them to the office of the National Secretary.

Sec. 70. Basis of Representation in County, District, and State Conventions. The basis of representation of Chapters in each County and District Convention shall be one delegate for each 25 members or major fraction thereof as shown on the recapitulation sheet furnished by the National Secretary; provided, however, that each Chapter shall be entitled to at least one delegate. The basis of representation of counties and districts in each State Convention shall be one delegate for each 900 members or major fraction thereof as shown on the recapitulation sheet furnished by the National Secretary; provided, however, that each County or District Convention shall be entitled to at least one delegate to the State Convention.

Sec. 71. Election of Delegates by Local Chapters. At the time for the first local Chapter meeting in February preceding the regular quadrennial meeting of the National Convention, each Chapter shall elect delegates, and one alternate for each delegate, to a County or District Convention. Only those Beneficial members present who have attained sixteen years of age at the time of the election shall be entitled to vote in such election. Where there is but one Chapter in a county which has not been combined with another county or counties for a District Convention as provided in these By-Laws, the delegates shall be elected directly by the Chapter to the State Convention on the basis of one delegate, and one alternate for each delegate, for each 900 members or major fraction thereof as shown on the recapitulation sheet furnished by the National Secretary; provided, however, that each such Chapter shall be entitled to at least one delegate.

Sec. 72. County Conventions. Each County Convention shall convene on the first Wednesday in April preceding each regular quadrennial meeting of the National Convention, at 8 o'clock p.m. or such other hour as shall have been fixed by the preceding County Convention. Said County Convention shall be at the place selected at the last preceding County Convention. Whenever there is a dispute or doubt as to the place of holding such County Convention, or whenever deemed advisable, the National Secretary may change the hour, date, or meeting place of a County Convention and in such event shall notify all of the Chapters in the county thereof by mailing notice to their Chapter Activities Coordinators.

Sec. 73. District Conventions. If there are fewer than 451 members, as shown on the recapitulation sheet furnished by the National Secretary, for Chapters located in any county, then the Board of Directors may combine any such county with another county or counties in the same state for the holding of a District Convention in lieu of County Conventions. The District Convention shall convene at the time fixed by these By-Laws for the holding of County Conventions. Notice of any such combination and of the meeting place of any such District Convention shall be given by the National Secretary to all Chapters to be combined by mailing such notice to each Chapter Activities Coordinator in such district. Whenever deemed advisable, the National Secretary may change the hour, date, or meeting place of a District Convention and in such event shall notify all of the Chapters in the district thereof by mailing notice to their Chapter Activities Coordinators.

Sec. 74. Arrangements for County or District Convention—Order of Business—Contests—Election of Delegates—Expenses. The National Secretary shall, on or before the 20th day of March preceding the regular quadrennial meeting of each National Convention, notify the Activities Coordinator of each Chapter within the county or district of the place of holding the County or District

Convention. The Activities Coordinator of the largest Chapter at the place of holding the meeting of the County or District Convention shall arrange for the holding of such meeting, call the same to order, and preside until a temporary chairperson is selected by such Convention. Only the uncontested delegates shall be entitled to vote in the election for the temporary chairperson. The next order of business shall be the selection of a Committee on Credentials, and no other business shall be transacted until such Committee shall have completed its work and reported to the Convention and until such report shall have been disposed of by the Convention. The right of any delegate or alternate to a seat in any County or District Convention shall not be contested except by a member of a Chapter located in the County or District. The next order of business shall be the election of a permanent Chairperson and a permanent Secretary, who shall, unless disqualified, hold their respective offices until adjournment of the County or District Convention, and the credentials of those delegates and alternates elected at such Convention have been duly signed, certified, and furnished to the National Secretary. The County and District Conventions, when convened, shall elect delegates and one alternate for each delegate to a State Convention. The actual and necessary expenses incurred by County or District Convention delegates shall be paid out of the general fund of the Chapters sending such delegates.

Sec. 75. State Conventions—Powers—Prerogatives—Election of Delegates to the National Convention. The regular meeting of each State Convention shall be convened and held at the capital of the state at 10 o'clock a.m. on the first Wednesday of May preceding each regular quadrennial meeting of the National Convention. Provided, however, that the Board of Directors shall have power to change the date, not later than that determined by this By-Law, to change the hour, and to change the meeting place from the capital of any state to such other place in said state as it may determine. At such meeting, delegates, and one alternate for each delegate, to the National Convention shall be elected, as provided in Section 40 of these By-Laws and at such meeting any other business shall be transacted as shall be for the good of the Society in the respective states, provided the same shall not be in conflict with the duties, powers, or prerogatives of the National Convention and its officers.

Sec. 76. Delegates and Alternates—How Selected and Distributed. The delegates and alternates provided for in Section 75 shall be selected and distributed pursuant to and in conformity with the custom which has prevailed in that state; provided, however, that any State Convention may change the method of selecting said delegates and alternates, and the distribution thereof, if at the last preceding State Convention there shall have been passed a resolution providing for such change. Provided, further, that the Board of Directors may, when it deems the same to be advisable, determine the method of selecting and distributing said delegates and alternates, in which event the National Secretary shall give proper notice to the State President and the State Secretary.

Sec. 77. Officers of State Conventions—Terms of Office. The officers of a State Convention shall be a State President, who shall preside at its meetings, and a State Secretary. They shall be Beneficial members of a Chapter within said state, both at the time of election and at the time of serving, who have attained sixteen years of age. They shall perform the duties of their respective offices for the remainder of the session at which they are elected, and at the next session until their successors are elected. Such officers shall not have a vote unless duly elected as delegates to said Convention. In case of removal of domicile of said State President or Secretary from the jurisdiction of said State Convention, such removal shall create a vacancy in the office and shall result in a forfeiture of all rights or privileges to mileage and per diem. The Society's Board of Directors may, for cause, remove from office any State Convention officer, declare any such office vacant, and fill any vacancy.

Sec. 78. Order of Business in State Conventions—Contests. The first order of business in a State Convention shall be the selection of a Committee on Credentials by the delegates whose seats are uncontested, and no other business shall be transacted until such committee shall have completed its work and reported to the Convention, and until such report shall have been disposed of by the Convention. The next order of business shall be the election of a State President and State Secretary who shall, unless disqualified, hold their respective offices until their successors are elected at the next regular meeting of the State Convention. The State President shall preside over the

State Convention during the election of National Convention delegates and the transaction of other business. A roll call of delegates shall be in order upon all questions when demanded by five or more members of such Convention. The right to a seat in any State Convention by any member claiming to be a delegate or alternate thereto from any County or District Convention or local Chapter shall not be contested except by a member of a Chapter located in the same county or district.

Sec. 79. Expenses of Regular Quadrennial State Convention Meetings. The expenses of regular quadrennial State Convention meetings shall be paid by the Society. On or before the 31st day of January preceding each regular quadrennial meeting of the National Convention, the Board of Directors shall determine the amount to be allowed for reimbursement of expenses to each delegate in actual attendance and to the State President and Secretary holding over, if in attendance. Claim for reimbursement of expenses of delegates and officers attending the regular quadrennial State Convention meeting shall be presented upon blanks provided by the National Secretary and certified by the Secretary of the State Convention.

Sec. 80. Credentials of Delegates to State, District, or County Conventions. Credentials of the delegates and alternates elected by each local Chapter to a State, District, or County Convention shall be duly signed and certified by the President and Activities Coordinator of such local Chapter. The credentials of the delegates and alternates elected by each County and District Convention to a State Convention shall be duly signed and certified by the Chairperson and Secretary of such County and District Convention. A certified list of all duly elected State Convention delegates and alternates shall be furnished to the National Secretary.

Sec. 81. Credentials of Delegates Elected to National Convention. Each State Convention shall, through its President and Secretary, certify to the National Secretary the names and addresses of all delegates and alternates elected to the National Convention. The National Secretary shall thereupon deliver proper credentials to the delegates and alternates thus certified.

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LOCAL CHAPTERS

Sec. 82. Petition for Charter. Any number of persons, residing in any part of the territory constituting the jurisdiction of this Society, may petition the Society’s President for a charter to organize a local Chapter.

Sec. 83. Granting of Charters. Upon the receipt of a charter petition, the Society’s President may grant a charter to such petitioners, if of the opinion that such action will promote the best interest of the Society.

Sec. 84. Organization of New Chapters. Upon a charter being granted, the National Secretary shall forward to the field representative organizing such Chapter the charter together with rituals, blanks, and such supplies as may be necessary for the use of such local Chapter. Upon receipt of said supplies and charter, the field representative may organize such Chapter, install its officers, and instruct the members in the ritualistic work of the Society; thereupon, said Chapter shall become entitled to all the rights, privileges, and benefits of an established local Chapter.

Sec. 85. Regular Meetings and Quorum. Local Chapters shall hold regular meetings at least once a month. Upon failure to so meet, unless for good and sufficient reason, the Society’s President may revoke the charter of said Chapter and transfer the members to another Chapter or Chapters. A quorum shall consist of five or more Beneficial members who have attained sixteen years of age. Any regular meeting may be adjourned to a date prior to the next regular meeting. Written notice of such adjourned meeting need not be given, and any business may be transacted at such adjourned meeting, except that no trial of a member under charges shall be commenced thereat.

Sec. 86. Inactive Chapter. An inactive Chapter is one which has failed to hold a regular meeting, as provided in Section 85 of the By-Laws, during any six month period. The Society’s President is authorized to assign a field representative to build up the membership of such inactive Chapter and establish special rules and regulations covering such assignment.

Sec. 87. Officers' Reports. At least annually, the Board of Trustees shall make complete reports to the Chapter of their activities and financial transactions for the preceding period.

Sec. 88. Examination and Audit of Accounts of Chapter Activities Coordinator. The Board of Trustees shall have the right of examination and audit of the Chapter books, records, accounts, and reports. The Trustees shall pass upon the same and make report of any investigation to the Chapter at its next regular meeting or at a special meeting of the Chapter called for such purpose.

Sec. 89. Special Meetings. Special meetings of a local Chapter shall be called by the Chapter President when requested in writing by three or more Beneficial members, who have attained sixteen years of age. At least five days prior to such meeting the Chapter Activities Coordinator shall notify in writing each member of the Chapter the object of said meeting, and the time and place of the holding thereof.

Sec. 90. Consolidation of Chapters. Should two or more Chapters so desire, they may consolidate, if approved by the Society’s President, if at a regular or special meeting called for that purpose, at which such matter is to be determined, two-thirds of the members of each Chapter present shall vote in favor thereof. Notice of such proposed consolidation shall first be given to each member in each Chapter, as provided in Section 89 hereof. In case of consolidation, the resolution adopted by each Chapter desiring such consolidation, together with the charter of the dissolving Chapter, shall be forwarded to the National Secretary. All property and funds of the dissolving Chapter shall become the property of the consolidated Chapter, and all legal liabilities of the dissolving Chapter shall be assumed by the consolidated Chapter.

Sec. 91. Revocation of Charters and Consolidation of Chapters by President. The Society’s President may, when in the best interest of the Society, revoke the charter of any Chapter or consolidate two or more Chapters, or create a new Chapter through the consolidation of two or more Chapters. The Society’s President shall fix and determine the conditions and terms of any such revocation or consolidation, including the disposition of the assets and liabilities of all Chapters affected. No such disposition shall inure to the personal benefit of an individual member. Any aggrieved Chapter may within 60 days appeal to the Board of Directors concerning any act of the Society’s President done under this Section.

Sec. 92. Disposition of After Discovered Assets. Subsequent to a revocation or consolidation, any assets, the existence of which were not known or otherwise not included in any plan of disposition of assets and liabilities, shall be transferred, sold, or liquidated. The Society’s President shall fix and determine the disposition of such assets. The Society’s President and National Secretary shall have authority to convey good and sufficient title to such assets.

Sec. 93. Solicitation For Aid. No solicitation for aid shall be sent to local Chapters, except by permission of the Society’s President or the Board of Directors. The Society’s President shall fix and determine the states or territory in which the appeal shall be circulated.

Sec. 94. Dangerous Initiation Activities Prohibited. Only those ceremonies prescribed in the Rituals of this Society may be used by local Chapters and the members thereof while conferring the degrees or adopting a member. All dangerous initiation activities and ceremonies are strictly prohibited. If the members of a local Chapter violate this prohibition, those members participating in such dangerous activity or ceremony shall be personally liable for any damages that may be recovered.

Sec. 95. Waiver of By-Laws. No local Chapter or any of the officers thereof, shall have the right or power to waive any of the provisions of the By-Laws of the Society.

Sec. 96. Local Chapter Funds. No local Chapter shall expend or use any of its funds or property for any purpose other than carrying on local Chapter work in conformity with the Society's By-Laws, and no local Chapter or officer thereof shall collect or disburse money in any attempt to defeat the By-Laws of this Society.

Sec. 97. Sale of Liquor Prohibited. No local Chapter shall sell intoxicating liquor at any meeting of the Chapter or at any entertainment given under the auspices of Modern Woodmen of America.

Sec. 98. Ceremony and Proceedings Shall Be in English. Every local Chapter shall be required to keep its official records and confer the ceremony of adoption in the English language, and failure to do so shall work a forfeiture of its charter.

Sec. 99. Publications. No local Chapter or member thereof shall publish or distribute, directly or indirectly, any writing, depiction, or communication in any form whatsoever pertaining to the Society or any of its officers, members, or Chapters which the Board of Directors shall deem not for the best interest of the Society.

Sec. 100. Activities of Chapters and Members. The Board of Directors of the Society shall have power to make rules and regulations concerning the activities of Chapters and members thereof.

Sec. 101. Local Chapter By-Laws. Local Chapters may adopt, alter, or amend local Chapter By-Laws after the same have been approved by the Society’s President. Unless others shall have been adopted, the By-Laws prescribed for local Chapters as contained in the appendix hereto shall govern. If any local Chapter By-Law shall be inconsistent with any of the provisions of the Society's By-Laws, including any changes, additions, or amendments which may be made from time to time, then the provisions of the Society's By-Laws shall prevail.

Sec. 102. Board of Trustees. The Board of Trustees of a local Chapter shall have charge of all the property of the Chapter and shall investigate all loans, investments, bills, and claims referred to it. The Board of Trustees shall consist of eight officers: Chapter President, Past President, Vice President, Activities Coordinator, Membership Coordinator, and three additional Trustees. The Board of Trustees, with the exception of the Past President and Activities Coordinator, shall be elected as provided in Sections 103 and 104. The Chapter President, Past President, Vice President, and the three additional Trustees must be Beneficial members of the Chapter at the time of their election or appointment and during their term of office, and must have attained sixteen years of age. The office of Past President shall be filled by the last retired Chapter President; provided, however, that any new Chapter or any established Chapter that has no eligible retired President shall elect one of its Beneficial members to fill such office. The three additional Trustees shall provide advice, input, and expertise to the other Chapter officers and carry out the directions and instructions of the Chapter.

Sec. 103. Time of Election. All elective local Chapter officers shall be elected by ballot at the first regular meeting in December of each year, in the order of precedence shown by Section 102. Sentence of suspension shall have the effect of making the member ineligible to hold office. The Chapter President shall act as judge of the election and shall appoint two tellers to collect the ballots and canvass the vote, the result being announced by the Chapter President upon report being made by the said tellers. A member of the Society who does not belong to the Chapter holding the election shall not nominate any member for office, or act as teller or judge of election, or vote, and shall not participate in any manner in said election. Where there is more than one candidate for any office, it shall require a majority of the votes cast to elect, except that in Chapters having By-Laws providing for the use of official printed ballots whereon the names of the candidates for all offices shall appear, and providing that ballots shall be received during a period of at least six hours, a plurality shall elect. If there shall be only one candidate placed in nomination for any office, the rules may be suspended and the candidate elected by acclamation. All Beneficial and Social members of the Chapter present, who have attained sixteen years of age, shall vote, unless excused by the Chapter. If for any reason, the election cannot be held at the time fixed herein, it may be held at the next succeeding regular meeting, unless written permission is obtained from the Society’s President providing otherwise.

Sec. 104. Terms of Office. All elective officers of a local Chapter, except the three additional Trustees, shall hold their respective offices for one year, and until their successors are elected and qualified. The three additional Trustees of a newly chartered Chapter shall serve—one for one year, one for two years, and one for three years. Their respective terms of office shall be determined by lot. Thereafter, one Trustee shall be elected annually, whose term of office shall be three years, and until a successor is duly elected and qualified. Should any elective office, other than that of Chapter President, become vacant, the same shall be filled immediately by special election, except as provided in Section 107 hereof, and in Section 7 of Article II of the local Chapter By-Laws, contained in the appendix hereto.

Sec. 105. Ineligibility for Office. Any member of the Board of Trustees who has been removed under the provisions of these By-Laws or who has misappropriated Chapter money or defrauded any member or member's family or beneficiary, shall be ineligible to serve again on any Chapter Board of Trustees.

Sec. 106. Installation of Officers-Elect. The elective local Chapter officers shall be installed at the first regular or special meeting held on or subsequent to the fifth day of January in each year, by the Society’s President, the Society’s President's representative, Past Chapter President, or President of another Chapter; or the Chapter President may appoint someone to perform that duty.

Sec. 107. Absence at Installation. In the event that any member elected to an office in the local Chapter is not present at the appointed time to be installed, unless excused by a majority vote of the members present, said office shall be declared vacant, and a successor shall be elected by ballot at once and thereupon installed. If excused under the provisions of this section, the officer shall be installed at the next regular meeting of the Chapter. The Chapter, by a majority vote, may permanently excuse any officer from installation, for reasons considered good and sufficient by the Chapter. The installation of officers shall be regarded as a ritualistic ceremony only, and qualifications for office shall not be complete on the part of the officers required to give bond until their bonds have been duly executed, approved, and accepted. No officer shall deliver any property or funds on hand to a successor, until notified by the Board of Trustees that such successor has duly qualified.

Sec. 108. Certain Officers Shall Hold but One Office. No member shall, while holding the office of Chapter President, Past President, Vice President, Activities Coordinator, or Membership Coordinator, serve the Chapter in any other office on the Board of Trustees, nor shall any Chapter Activities Coordinator or Membership Coordinator hold any such similar position in any other fraternal benefit society, association, or order, nor shall any Chapter officer act as a representative or solicitor for any other fraternal benefit society, association, or order.

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CHAPTER PRESIDENT

Sec. 109. Duties. The Chapter President shall preside at all meetings of the local Chapter. The Chapter President shall communicate the Passwords, appoint all committees not otherwise provided for, and decide all questions of law and order, subject to appeal to the Society’s President. Such Chapter President shall act as judge of all Chapter elections and shall perform all other duties reasonably necessary and required by the By-Laws of the Society.

Sec. 110. Duty to Fill Vacancies. In case of a vacancy in any local Chapter office, except President, and for the succession to which no provision is made in these By-Laws, the Chapter President shall immediately appoint such officer, pro tempore, to fill said vacancy, which officer, if elective, shall hold office until the next regular meeting of the Chapter, when said vacancy shall be filled by election. Said election shall be conducted in the same manner as the annual election of local Chapter officers.

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CHAPTER VICE PRESIDENT

Sec. 111. Duties. The Chapter Vice President shall be the second officer in rank in the local Chapter, and shall preside and perform all the duties of the Chapter President in case of the absence, refusal to act, or disability of the latter. Should the office of Chapter President become vacant by death, resignation, or otherwise, the Chapter Vice President shall succeed to the office. In case of the absence, refusal to act, or disability of both the Chapter President and the Chapter Vice President, the Chapter Activities Coordinator shall preside and perform the duties of Chapter President.

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CHAPTER ACTIVITIES COORDINATOR

Sec. 112. Duties. The Chapter Activities Coordinator, who must be a Beneficial member of the Society, is the fraternal coordinator of the Chapter and shall be responsible for planning, promoting, and reporting the results of fraternal activities and community service projects. The Chapter Activities Coordinator shall pay all approved bills, account for all transactions, provide the Board of Trustees with any financial records when so requested, and shall perform such other duties as required by these By-Laws or the By-Laws of the Chapter. The Chapter Activities Coordinator shall keep the minutes, records, and accounts of the local Chapter, conduct the correspondence thereof, and may communicate the Passwords to the members of the Chapter.

Sec. 113. Handling of Funds. The Chapter Activities Coordinator shall account for all moneys received in accordance with the provisions of these By-Laws. Any accounts in which Chapter funds are deposited shall be in the name of the Chapter at a bank approved by the National Secretary. At least annually, the Activities Coordinator shall furnish to the Board of Trustees a certificate from the depository showing the balance of such funds in the name of the Chapter.

Sec. 114. Reports. The Chapter Activities Coordinator shall make all reports required by the By-Laws of the Society, by the Society’s President, by the National Secretary, by the Board of Trustees, and by the By-Laws of the Chapter, and as often as required by them.

Sec. 115. Notify Applicant of Admission. After the admission of an applicant for Beneficial membership to the Chapter, the Chapter Activities Coordinator shall notify such applicant thereof.

Sec. 116. Financial and Activity Reports. The Chapter Activities Coordinator shall forward to the National Secretary financial and activity reports for the Chapter, together with such other information as may be required by the Board of Directors, Society’s President, or National Secretary.

Sec. 117. Agent of Local Chapter. The Activities Coordinator of a local Chapter is hereby made and declared to be the agent of such Chapter, and not the agent of the Society, and no act not specifically authorized in these By-Laws, nor any omission, shall have the effect of creating a liability on the part of this Society, or of waiving any right or immunity belonging to the Society.

Sec. 118. Compensation. The Chapter Activities Coordinator shall receive as compensation for the faithful performance of duty, such sum as the local Chapter fixes and provides.

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CHAPTER MEMBERSHIP COORDINATOR

Sec. 119. Duties. The Chapter Membership Coordinator, who must be a Beneficial member of the Society, shall be in charge of recruiting prospective members to the Chapter and promoting active participation in Chapter fraternal activities and community service projects. The Chapter Membership Coordinator is also the host at all Chapter activities.

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DISCIPLINE

Sec. 120. Conduct For Which Local Chapter May Be Disciplined. Should the local Chapter, either through its actions or failure to act, be guilty of conduct which, in the opinion of the Board of Directors, is offensive or derogatory to the Society, the Chapter shall be subject to discipline and may be punished therefore by suspension or revocation of its charter.

Sec. 121. Procedure in Disciplining Chapter. Upon receipt of notice that a local Chapter has conducted itself in such a manner as to possibly be in violation of the provisions of Section 120, the Society’s President shall make complaint against said local Chapter to the Board of Directors. The Board of Directors shall determine whether the conduct charged constitutes an offense against the Society, and, if so, it shall thereupon give notice to the Chapter against which the Society’s President has made complaint and direct that such charges shall be heard and determined in such manner as said Board of Directors may prescribe. Such notice to the Chapter shall be given by the Board of Directors through the National Secretary, by letter addressed to the Chapter Activities Coordinator at the address of the Activities Coordinator as shown by the records of the National Secretary. Nothing contained herein shall prevent the suspension or dissolution of a Chapter, without charges, as otherwise provided in the By-Laws of the Society.

Sec. 122. Offenses For Which Member May Be Disciplined. Upon commission of any act which, in the opinion of the Board of Directors, is derogatory to the Society or has the effect of bringing the Society into disrepute, the member guilty of such conduct shall be subject to such disciplinary action as hereinafter set forth.

Sec. 123. Procedure in Disciplining Member. A member accused of conduct unbecoming a member of the Society, as described in Section 122 shall be entitled to a hearing in which the validity of the charges and the punishment, if any to be imposed, shall be determined. The Board of Directors shall prescribe (a) the manner of filing charges against any member accused of conduct set forth in Section 122; (b) the procedures to be followed in hearing and determining such charges; (c) the punishment that may be imposed; and (d) the procedures governing all appeals. Provided, however, that no punishment shall deprive a member of any rights conferred under the terms of any certificate.

Sec. 124. Effect of Fine or Suspension. If the hearing of the charges against the member results in a fine or suspension from the Chapter, such member shall thereby be deprived of the privilege of attending any meeting of any Chapter, or of having any voice therein during the period of suspension or until the fine imposed is paid, and shall not be entitled to the Passwords or any of the other privileges of the Society for a like period. During this time said member shall not be a delegate or alternate to any County, District, State, or National Convention and shall not attend any such convention or have any voice therein, and shall be deprived of all rights of every nature whatsoever, except such rights conferred under the terms of any certificate and the right to make premium payments thereon.

Sec. 125. Effect of Reprimand. If the hearing of the charges against a member results in a reprimand, such member may not be permitted to participate in deliberations of the Chapter for one month, nor fill any office in the Chapter during such period.

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MISCELLANEOUS PROVISIONS

Sec. 126. Modern Woodmen of America Memorial Services. Each local Chapter may, at its first meeting in June, or at such other time as it may designate, hold appropriate memorial services for deceased members.

Sec. 127. Sundays and Legal Holidays. When the date on which any act required by these By-Laws to be performed shall fall on Sunday, or on a legal holiday, or the last day of the period of time within which an act shall be required to be performed shall fall on Sunday, or a legal holiday, then such act shall be performed and such period of time shall be held to expire on the next day following such Sunday or legal holiday.

Sec. 128. Amendment of the Society's By-Laws. The Society's By-Laws may be amended at any regular, adjourned, or special session of the National Convention, by a majority vote of the members present and entitled to vote. Said By-Laws may also be amended as follows: The Board of Directors may, by a majority vote, propose an amendment or amendments to the existing By-Laws, which proposal shall take the form of a resolution setting forth the change or changes to be made. When an amendment or amendments have been so proposed, the resolution containing the same shall be certified by the President and the National Secretary under the seal of the Society, and a copy of such resolution, together with a ballot for voting for or against any such amendment or amendments, shall be mailed by the National Secretary to each person who would be entitled to vote on such proposed amendment or amendments if personally present at a session of the National Convention then in session, directed to such person at his or her last known address, as shown by the records of the National Secretary. Within thirty days after the date of the mailing out of said resolution and ballot by said National Secretary, said ballot shall be voted and signed by the person to whom addressed and returned to said National Secretary. Thereupon, said National Secretary shall deliver said ballots to the Board of Directors, and said Board of Directors shall promptly canvass the same and declare the result of said vote on said proposed amendment or amendments. If the result of said vote as so declared discloses that a majority of those persons entitled to vote for or against the same have voted in favor of any said proposed amendment or amendments, then such amendment or amendments shall, as of the date when the result of said vote thereon was declared, take effect and become in full force as a By-Law or By-Laws of this Society, and shall remain in full force and effect as such By-Law or By-Laws until repealed or amended in the manner in these By-Laws provided. Any such amendment or amendments to said By-Laws, when adopted, shall be published in the Society's official publication.

In the event that any of the provisions of the By-Laws may conflict with or shall hereafter conflict with any laws or Insurance Department rulings, having the effect of law in any state in which the Society shall be licensed to do business, the Board of Directors may in such instances, by resolution, amend the By-Laws, so as to comply with such laws or rulings. When the Board of Directors shall so amend the By-Laws, notice of such amendments shall be given by publication in the Society's official publication. From and after the date of such publication, such amendment or amendments shall be binding upon every member of the Society, and upon all those deriving legal rights from such members, until amended or repealed by the National Convention at a regular or special session.

Sec. 129. Amendment of Articles of Incorporation. The Articles of Incorporation of this Society may be changed at any session of the National Convention by the adoption, on roll call by a majority vote of the delegates and officers present and entitled to vote, a quorum being present, of a resolution setting forth either the changes proposed or said articles as they will read if the resolution is adopted.

In the event that any of the provisions of the Articles of Incorporation may conflict with or shall hereafter conflict with any laws or Insurance Department rulings, having the effect of law in any state in which the Society shall be licensed to do business, the Board of Directors may in such instances, by resolution, amend the Articles of Incorporation, so as to comply with such laws or rulings. When the Board of Directors shall so amend the Articles of Incorporation, notice of such amendments shall be given by publication in the Society's official publication. From and after the date of such publication, such amendment, or amendments, shall be binding upon every member of the Society, and upon all those deriving legal rights from such members, until amended or repealed by the National Convention at a regular or special session.

Sec. 130. Repealing Clause. All By-Laws, or any part of any By-Law, heretofore enacted, inconsistent with these By-Laws, are hereby repealed.

Sec. 131. Proof of By-Laws. Any printed and duly certified copy of the By-Laws of this Society shall be admissible as evidence in any case or proceeding and shall be prima facie proof that such By-Laws were duly adopted by the Society at the time they purport to have been adopted and were in force from and after the date fixed therein for the going into effect thereof and until the same shall have been shown to have been amended or repealed.

Sec. 132. Effective Date. Except as herein otherwise provided, these laws shall take effect and be in force on and after the first day of September, 2022.

Certificate of the Board of Directors

and Chairperson of the Law Committee

We, the undersigned Board of Directors and Chairperson of the Law Committee of Modern Woodmen of America, having been authorized and directed by the Resolution of the National Convention of said Modern Woodmen of America at the regular meeting of said National Convention held at Aurora, Colorado, June 20th - 22nd, inclusive, 2022, to arrange and compile the By-Laws of the Society to conform to the several amendments and additions thereto as adopted by said National Convention, do hereby certify that we have so arranged and compiled said By-Laws; that said By-Laws as so arranged and compiled by us are set forth in the foregoing compilation; that we have carefully examined the foregoing compilation; and that the said is a true and correct compilation of the By-Laws of the Society as amended and adopted by said National Convention at said meeting.

Given under our hands this 11th day of July, 2022.

/s/ W. Kenny Massey	/s/ Jerald J. Lyphout
President	National Secretary

/s/ Lori A. Newberg	/s/ Joseph A. Sztapka

/s/ James E. Temperley	/s/ Lester L. Bohnert

/s/ Brett M. Van	/s/ Sam H. Kupresin

/s/ David A. Nuernberger

Members of the Board of Directors

/s/ Lester L. Bohnert

Chairperson, Law Committee

Certificate of the President and the

National Secretary

We, the undersigned President and National Secretary of Modern Woodmen of America, having compared the foregoing compilation of the By-Laws of the Society with the record of the proceedings of the regular meeting of the National Convention held at Aurora, Colorado, June 20th – 22nd, inclusive, 2022, do hereby certify that said compilation of said By-Laws is true and correct and in conformity with the record of the proceedings of the said National Convention and the same is a true and correct copy of said By-Laws adopted by said National Convention.

IN WITNESS WHEREOF, we hereto attach our signatures this 11th day of July, 2022.

/s/ W. Kenny Massey
President

/s/ Jerald J. Lyphout
National Secretary

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